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                                                                    EXHIBIT 99.1

NEWS RELEASE
                                FOR:      SYNTHETIC INDUSTRIES, INC.

                                CONTACT: Synthetic Industries, Inc. Chickamauga Joe Sinicropi, 706/375-3121
                                            or
                                          Morgen-Walke Associates, New York
                                          Cheryl Schneider, John Blackwell
                                          Press Contact: Merridith Ingram
                                          212/850-5600
For Immediate Release
---------------------

          (BW) (SYNTHETIC-INDUSTRIES) (SIND) Synthetic Industries Inc. Announces Filing of Limited Partnership Settlement Proposal

            CHICKAMAUGA, GA.--(BUSINESS WIRE)--April 19, 1999--Synthetic Industries, Inc. (Nasdaq:SIND) today announced that preliminary approval of a settlement agreement has been granted by the United States District Court for the Northern District of California relating to two civil suits involving the Company and the general partner of Synthetic Industries, L.P. Synthetic Industries L.P., a limited partnership, currently owns 66% of Synthetic Industries, Inc.

            The lawsuits were brought by two limited partners in connection with a 1997 proposal to dissolve the Partnership. If after a hearing, the settlement is approved by the court, an independent committee of the Company's Board of Directors will commence a six-month sale process during which the Committee, with the help of a financial advisor will seek offers from qualified buyers to purchase the Company. The primary objective of the sale process will be to maximize value for the Company's shareholders. If an acceptable offer to acquire the Company is not received during the process, the Partnership will be liquidated and its shares of the Company's common stock will be distributed in an orderly manner (after satisfaction of liabilities).

            The Company's financial advisor in this process is The Beacon Group Capital Services, LLC.

            This news release contains forward-looking statements that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from expectations, estimates of costs or projected or anticipated results are changes in the price of polypropylene, the continued availability of polypropylene, changes to cost estimates relating to specific projects, changes in technology, success in developing and implementing new technologies and processes, competitive pressure on prices, success in integrating and operating acquired businesses, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental regulatory requirements). These and other risks and assumptions are described in the Company's reports that are available from the United States Securities and Exchange Commission.


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